EXHIBIT 5

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                             May 6, 1994





Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC   20549

    Re:  Vanguard Cellular Systems, Inc.
         Registration Statement on Form S-8

Gentlemen:

    We have represented Vanguard Cellular Systems, Inc., a North Carolina corporation, (the "Registrant") in connection with the registration of 2,000,000 shares of the Registrant's Class A Common Stock, par value $.01 per share, (the "Shares") issuable pursuant to the Registrant's 1994 Long-Term Incentive Plan (the "Plan").

    In connection with this opinion, we have examined the Registrant's Articles of Incorporation and Bylaws, as amended, the Registration Statement on Form S-8 relating to the foregoing registration (the "Registration Statement"), the prospectus which is to be distributed to Plan participants, the Plan and such corporate records of the Registrant and questions of law as we have deemed relevant for the purpose of this opinion. Based upon such review, we are of the opinion that:

    1. All necessary corporate action has been taken to authorize the issuance of the Shares pursuant to the Plan.

    2. When duly issued in accordance with the terms of the Plan as contemplated by the Prospectus, the Shares will be validly issued, fully paid and nonassessable shares of Common Stock of the Company.

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Securities and Exchange Commission
May 6, 1994
Page Two



    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under "Item 5. Interests of Named Experts and Counsel" contained therein. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

                       Very truly yours,

                       SCHELL BRAY AYCOCK ABEL & LIVINGSTON L.L.P.

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